Exhibit 10.5

Vringo, Inc.

AMENDED AND RESTATED 2006 STOCK OPTION PLAN (the “Plan”)

WHEREAS, the Company adopted on a stock option plan on October 30, 2006 (the “Original Plan”); and

WHEREAS, the Company wishes to amend and restate the Original Plan so that it is replaced in its entirety as set forth herein; and

WHEREAS, the Board, as Administrator, hereby amends the Original Plan as hereinbelow, pursuant to its authority under Section 5(b)(vi) thereof.

NOW THEREFORE, THE ORIGINAL PLAN IS HEREBY AMENDED, RESTATED AND REPLACED AS STATED HEREINBELOW, on this 30th day of July, 2007:

1.	PURPOSES OF THE PLAN

The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the Company and its Subsidiaries (all as defined in section 3 below).

2.	TYPES OF AWARDS.

The Plan is intended to enable the Company to issue Awards (as defined in Section 3 below) subject to Applicable Laws (as defined in Section 3 below), under varying tax regimes including without limitation (i) “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (ii) “nonqualified stock options” (“Nonqualified Stock Options”) as defined in the Code; (iii) Stock Options without a Trustee pursuant and subject to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 as amended (the “Ordinance”), and any regulations, rules, orders or procedures promulgated there under including tax rules (Preferential Tax Treatment regarding Issuance of Shares to Employees, 2003) (“Section 102”) (such options, “Non Trustee 102 Stock Options”); (iv) Stock Options allocated to a Trustee (as defined in section 3) under the capital gain track pursuant and subject to the provisions of Section 102 of the Ordinance (such options, “102 Capital Gain Stock Options”); (v) Stock Options allocated to a Trustee (as defined in section 3 below) under the ordinary income track pursuant and subject to the provisions of Section 102 of the Ordinance (such options, “102 Ordinary Income Stock Options”); and (vi) Stock Options pursuant to Section 3(9) of the Ordinance (“3(9) Stock Options”). All Non Trustee 102 Stock Options, 102 Capital Gain Stock Options, 102 Ordinary Income Stock Options, 3(9) Stock Options, Incentive Stock Options and Nonqualified Stock Options as well as options issued under other tax regimes, are each referred to herein as an “Option”, and collectively the “Options”. Apart from issuance under the relevant tax regimes in the United States of America and the State of Israel, the Plan contemplates issuances to Grantees (as defined in Section 3 below) in other jurisdictions with respect to which the Administrator (as defined in Section 3 below) is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in said jurisdictions.

The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.

3.	DEFINITIONS

For the purposes of this Plan, as defined below, the following terms shall have the following meanings:

(a)	“Administrator” means the Board or any of its committees as shall be appointed by the Board to administer the Plan, in accordance with Section 5 hereof.

(b)	“Adoption Date” means the later of the date on which the Board adopted this Plan and the date the Plan was approved by the Company’s shareholders, if such approval is necessary under the Applicable Laws (as defined below).

(c)	“American Instruments” is defined in Section 21.

(d)	“Applicable Laws” means the legal requirements relating to the adoption of and/or the administration of stock option plans, including under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Options are granted under the Plan, and the By Laws of the Company, all as may be in effect from time to time.

(e)	“Award” shall mean any Option granted to a Grantee under the Plan.

(f)	“Award Agreement” means a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant, as further specified in Section 7.

(g)	“Award Share” means the Share/s subject to an Award.

(h)	“Board” means the Board of Directors of the Company.

(i)	“By-Laws” means the by-laws of the Company as amended from time to time and all shareholders rights agreements entered or to be entered into by the Company and its Shareholders, or among the Shareholders themselves.

(j)	“Cause” for termination of a Grantee’s Continuous Service Status shall be considered to exist if such termination is for any of the following reasons: (i) any action by a Grantee involving willful malfeasance or a willful breach of such Grantee’s fiduciary duties in connection with such Grantee’s employment or engagement with the Company or with any Subsidiary; (ii) the conviction of a Grantee in a court of law of, or a guilty plea by the Grantee to, a felony or a fraud or any other similar act; (iii) substantial and continuing refusal or neglect by a Grantee to perform the duties requested of him or her (including without limitation, abiding policies relating to confidentiality and reasonable workplace conduct) provided such duties are expected to be performed by a person engaged for a similar capacity (other than as a result of death, illness or other objective incapacity) which refusal or neglect continues for a period of ten days after written notice thereof is provided to the Grantee from the Company or from the respective Subsidiary; (iv) an act of moral turpitude, or any similar act, to the extent that such act causes or may cause injury to the reputation of the Company and/or to any of the Company’s Subsidiaries; (v) unauthorized use or disclosure by Grantee of any proprietary information or trade secrets of the Company or any other party to whom the Grantee owes an obligation of nondisclosure as a result of his or her relationship with the Company; (vi) any other act or omission which, in the reasonable opinion of the Company, could materially financially harm the Company and/or any of the Company’s Subsidiaries or harm the business reputation of the Company and/or any of the Company’s Subsidiaries; (vii) any other circumstance deemed by law to constitute termination for cause, including circumstances relieving an employer from the duty to pay severance pay to the Grantee; or (viii) termination of a Grantee’s employment for cause in accordance with provisions of his or her employment agreement or engagement, if any, with the Company. The determination as to whether a Grantee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Grantee. The foregoing definition does not in any way limit the Company’s ability to terminate a Grantee’s employment or consulting relationship at any time as provided in Section 6(f) below, and the term “Company” will be interpreted to include any Subsidiary as appropriate.

(k)	“Committee” means a committee or subcommittee of directors appointed by the Board in accordance with Section 5 hereof.

(l)	“Common Stock” means the common stock of the Company.

(m)	“Company” means Vringo, Inc.

(n)	“Consultant” means any person, including an advisor, who is engaged by the Company and/or Subsidiary of the Company to render consulting or advisory services to such entity and is compensated for such services, and any director of the Company whether compensated for such services or not.

(o)	“Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, in which case such leave shall not interrupt the Continuous Service Status despite its exceeding ninety (90) days, unless provided otherwise under law or Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, Subsidiaries and/or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status.

(p)	“Disability” is defined in Section 10(f).

(q)	“Effective Date” means the date on which the Award Agreement is signed by the Company and the Grantee. The “Effective Date” of Trustee Stock Options shall be the date on which such Options are allocated to the Trustee.

(r)	“Employee” means any person employed by the Company or any Subsidiary or any person who is engaged as an officer of the Company or any Subsidiary, and with regard to Trustee Stock Options and Non Trustee 102 Stock Options only, provided that he is not a “controlling party”, as defined in section 32 (9) of the Ordinance, prior to and after the issuance of the Awards, and with regard to Incentive Stock Options only, provided that he is not a member of the Board. For purposes of Section 102, a director of a company is considered an Employee thereof.

(s)	“Exercise Date” means a date on which the Grantee delivers to the Company a written notice of exercise, in accordance with Section 10 of this Plan.

(t)	“Exercise Period” is defined in Section 7(d).

(u)	“Exercise Price” means the amount stipulated in the Award Agreement, to be paid by the Grantee to the Company in order to exercise an Award into an Award Share of the Company.

(v)	“Fair Market Value Per Share” as of a particular date shall mean (i) the closing sales price per Share on the securities exchange on which the Shares are principally traded for the last preceding date on which there was a sale of such Shares on such exchange; (ii) if the Shares are listed on the Nasdaq National Market, the last reported price per Share on the Nasdaq National Market on the last preceding date on which there was a sale of such Shares on the Nasdaq National Market; (iii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market; or (iv) if the Shares are not then listed on a securities exchange or traded in an over-the-counter market, such value as the Administrator, in its sole discretion, shall determine; provided, however, that the “Fair Market Value Per Share” on the date of the Initial Public Offering of the Company’s shares will equal the Initial Public Offering price per share.

(w)	“Grantee” means the holder of an outstanding Award granted under the Plan.

(x)	“Initial Public Offering” means the initial public offering of stock of the Company.

(y)	“Israeli Subsidiary” means Vringo (Israel) Ltd.

(z)	“Lock-Up Period” is defined in Section 14(c).

(aa)	“Merger or Acquisition” shall mean (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); (B) a sale of all or substantially all of the assets of the Company (including, for purposes of this Section, intellectual property rights if, in the aggregate, such rights constitute substantially all of the Company’s material assets); unless in each case, the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity; or (C) more than fifty percent (50%) of the voting power of the Company is transferred to an unrelated third party pursuant to a transaction or series of related transactions; provided, however, that the issuance of equity securities solely for capital raising purposes shall not be deemed to be a “Merger or Acquisition.”

(bb)	“Offeror” is defined in Section 17(d).

(cc)	“Plan” means this Vringo, Inc. 2006 Stock Option Plan.

(dd)	“Plan and Instruments” is defined in Section 21.

(ee)	“Proposing Shareholders” is defined in Section 17(d).

(ff)	“Proxy” is defined in Section 7(e).

(gg)	“Purchaser” means the Company (if and as permitted by law) and/or any of its Subsidiaries and/or another person or entity designated for this purpose by the Company.

(hh)	“Service Provider” means (i) an Employee or (ii) a Consultant who has provided services to the Company or any of its Subsidiaries.

(ii)	“Share” means a share of the Company’s common stock having a par value of US $0.01.

(jj)	“Subsidiary” means any company other than the Company, whether now or hereafter existing, in an unbroken chain of companies beginning with the Company if, at the time of the granting of the Award, each of the companies other than the last company in an unbroken chain owns shares possessing 50 percent or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

(kk)	“Tax Event” is defined in Section 23.

(ll)	“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or its parent or any Subsidiary corporation.

(mm)	“Threshold Percentage” is defined in Section 17(d).

(nn)	“Trustee” means an entity appointed by the Board and approved by the Income Tax Officer to hold Trustee Stock Options on behalf of the Grantee according to the conditions set forth in Section 102.

(oo)	“Trustee Stock Options” means all 102 Capital Gain Stock Options and 102 Ordinary Income Stock Options.

(pp)	“Vesting Schedule” is defined in Section 7(d).

4.	AUTHORIZED SHARES

(a)	Awards may be granted under the Plan, subject to the provisions of Section 17(a) hereof, for up to an aggregate of 2,791,000 Award Shares. The Award Shares may be authorized, but unissued, or reacquired Common Stock. The Awards may be granted at any time, prior to the expiration of the Plan according to Section 8(a).

(b)	In case of Trustee Stock Options, such Trustee Options may be granted after the passage of thirty days (or a shorter period as and if approved by the tax authorities) following the delivery by the Company to the appropriate Israeli Income Tax Authorities of a request for approval of the Plan and the Trustee according to Section 102.

(c)	Notwithstanding the above, in case that within 90 days of delivery of the abovementioned request, the tax officer notifies the Company of its decision not to approve the Plan, the Awards that were intended to be granted as Trustee Stock Options shall be deemed as Non Trustee 102 Stock Options, unless otherwise instructed by the tax officer.

(d)	If an Award expires, is cancelled or otherwise becomes unexercisable without having been exercised in full, the unexercised, canceled or terminated Award Shares which were subject thereto shall (unless the Plan shall have been terminated) become available for future grant under the Plan. In addition, any shares of Common Stock which are retained by the Company upon exercise of an award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have shall be available for future grant under the Plan.

(e)	The number of Shares that are subject to Awards under the Plan shall not exceed the number of Shares reserved for the grant of Awards that then remain available for issuance under the Plan.

5.	ADMINISTRATION

(a)	Procedure. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws. The Administrator will hold its meetings at such times and places as it may determine and will maintain written minutes of its meetings. This Plan may be administered by different Administrators with respect to different classes of Grantees and, if permitted by Applicable Laws, the Board may authorize one or more officers to make awards under this Plan.

(b)	Powers of the Administrator. Subject to the terms and conditions of the Plan, and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities and Applicable Laws, the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock, in accordance with Section 3 hereof, provided that such determination shall be applied consistently with respect to Grantees under the Plan;

(ii)	to select the Service Providers to whom Awards may from time to time be granted hereunder, and to grant said Service Providers the Awards, provided that this authority shall be granted solely to the Board, which will take into consideration the recommendation of the Committee;

(iii)	to determine from time to time the type of Awards to be granted to eligible Service Providers under the Plan, including the determination of which Grantees will receive Incentive Stock Options or Nonqualified Stock Options and which Employees will receive Non Trustee 102 Stock Options and, subject to Subsection 12 (b), which Employees will receive 102 Capital Gain Stock Options and/or 102 Ordinary Income Stock Options, and to prescribe the terms and conditions (which need not be identical) of Awards granted under the Plan to such persons;

(iv)	to approve forms of the Award Agreements for use under the Plan;

(v)	to determine the terms and conditions of any Award granted hereunder, including, without limitation, the Vesting Schedule and whether and under what circumstances an Option may be settled in cash instead of Common Stock;

(vi)	to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan, including but not limited to prescribing, amending, and rescinding any provisions related to the Plan;

(vii)	to amend any outstanding Award, subject to Section 18 hereof, and to accelerate the Vesting Schedule or extend the exercisability of any Award and, subject to Section 102, to waive conditions or restrictions on any Award, to the extent it shall deem appropriate provided that this authority shall be granted to the Board, and only subject to its prior approval to the Committee which approval shall specifically state the number and identity of Grantees which rights the Committee will be authorized to determine;

(viii)

to allow Grantees to satisfy withholding tax obligations by electing to have the Company or the Trustee, if permitted under Applicable Laws, withhold from the Award Shares to be issued upon exercise of an Award that number of Award Shares having a value equal to the minimum statutory withholding amount. The value of the Award Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Grantees to have Award Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable and after consultation with the Company’s counsel; and

(ix)	to construe and interpret the terms of the Plan, the Award Agreements and the Awards.

(c)	The Board may fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.

(d)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Grantees. Each member of the Board and the Committee shall be indemnified and held harmless by the Company against any cost or expense (including fees of counsel) reasonably incurred by her or him, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by Applicable Laws. Such indemnification shall be in addition to any rights of indemnification the member may have as director or otherwise under the Certificate of Incorporation of the Company, any agreement or otherwise.

6.	ELIGIBILITY

(a)	General. Awards may be granted to Service Providers as defined in this Plan.

(b)	Incentive Stock Options may be granted only to Employee Grantees and in any case subject to Section 422 of the Code.

(c)	Non Trustee 102 Stock Options and Trustee Stock Options may be granted only to Israeli Employee Grantees and subject to the Ordinance.

(d)	3(9) Stock Options may be granted only to Israeli Service Providers who are not Employees.

(e)	Nonqualified Stock Option may be granted to Non-Israeli Service Providers.

(f)	Continuing Relationship. The Plan and the Award Agreements shall not confer upon any Grantee any right with respect to continuing the Grantee’s relationship as a Service Provider with the Company or its Subsidiary, nor shall it interfere in any way with his right or the Company’s right, or the right of its Subsidiary, to terminate such relationship at any time, with or without Cause.

7. AWARD AGREEMENTS.

A Service Provider will be entitled to an Award only if such Award is granted to the Service Provider by the Administrator and an Award Agreement is signed between the Company and him/her. Subject to the terms and conditions of the Plan, each Award Agreement shall contain provisions as the Administrator shall from time to time deem appropriate. Award Agreements need not be identical, but each Award Agreement shall include, by appropriate language, the substance of the applicable provisions set forth herein, and any such provision may be included in the Award Agreement by reference to the Plan. In the case of a conflict between the terms of any Award Agreement and the Plan, the terms of the Plan shall govern in all cases.

(a)	NUMBER OF SHARES. Each Award Agreement shall state the number of Award Shares to which the Award relates.

(b)	TYPE OF AWARD. Each Award Agreement shall specifically state the type of Awards granted thereunder and which of the following they constitute: an Incentive Stock Options, Nonqualified Stock Options, Non Trustee 102 Stock Options, 102 Capital Gain Stock Options, 102 Ordinary Income Stock Options, 3(9) Stock Options or otherwise.

(c)	EXERCISE PRICE. Each Award Agreement shall state the Exercise Price of the Award Shares to which the Award relates, provided, that in the case of an Incentive Stock Option granted to a Grantee who is not a Ten Percent Holder, the Exercise Price shall not be less than one-hundred percent (100%) of the Fair Market Value of the Shares covered by the Award on the date of grant and, in the case of an Incentive Stock Option granted to a Ten Percent Holder on the date of the grant, the Exercise Price shall not be less than one-hundred ten percent (110%) of the Fair Market Value of the Shares covered by the Award on the date of grant. In the event that an Option intended to be an Incentive Stock Option does not comply with the limitations set forth above, then it shall be deemed to be a Nonqualified Stock Option. The Exercise Price shall be subject to adjustment as provided in Section 17 hereof and shall in any event be subject to Applicable Laws.

(d)

TERM AND VESTING OF OPTIONS. Each Award Agreement shall provide the schedule in which such Awards may be exercised (“Vesting Schedule”). The Vesting Schedule for the Award will be determined by the Administrator provided that (to the extent permitted under Applicable Law), the Administrator, in its absolute discretion, shall have the authority to accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Subject to the Vesting Schedule, Awards may be exercised into Award Shares during the six (6) year period from the Adoption Date of the Plan unless otherwise determined by the Administrator (to the extent permitted under Applicable

Law and this Plan) (the “Exercise Period”); provided however, that in the case of an Incentive Stock Option granted to a Ten Percent Holder, such Exercise Period shall not exceed five (5) years from the date of grant of such Option. After such five (5) year period, all Incentive Stock Options granted to a Ten Percent Shareholder that were not exercised shall be deemed null and void. The Exercise Period shall be subject to earlier termination as provided in Section 10 hereof.

(e)	THE RIGHTS OF GRANTEE AS A SHAREHOLDER. So long as the Company’s shares are not registered for trading on a recognized stock exchange, (1) the voting rights by virtue of the Award Shares issued upon the valid exercise of an Option shall be given by Grantees to the Company’s CEO or to such other person as directed by the Administrator, pursuant to an irrevocable proxy (the “Proxy”); the Proxy shall vote such Award Shares in the same proportion as the result of the shareholder vote (as voted by the shareholders without taking the Award Shares into consideration) in respect of which the votes controlled by the Proxy are being cast, and (2) the Grantees shall not have any right to receive reports or notices and/or to participate in the General Meeting of the Shareholders of the Company. To avoid doubt, all Award Shares issued upon exercise of Awards shall entitle the holder thereof to receive any dividends and other distributions thereon granted to all holders of common stock as such, if any. Notwithstanding the foregoing, all rights (voting and otherwise) associated with Awards subject to Section 102 (“Section 102 Awards”) shall be held by the Trustee.

(f)	OTHER PROVISIONS. The Award Agreements evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Administrator may determine.

8.	TERM OF THE PLAN

The Plan shall become effective upon the Adoption Date. The Plan shall continue in effect for a term of six (6) years after the Adoption Date, unless sooner terminated under Section 18 of the Plan.

(a)	Expiration. Unless otherwise stated in the Award Agreement, each Award shall expire on the sixth (6th) anniversary of the Adoption Date.

(b)	Exercise. The Awards granted will be exercisable into Award Shares of the Company according to the Vesting Schedule set forth in the Award Agreement and in this Plan. Incentive Stock Options will be exercised in compliance with the provisions of the Code.

(c)	Exercise Price. The Exercise Price per Award Share subject to each Award shall be determined by the Administrator, and shall be subject to Applicable Law, provided however, that such Exercise Price shall not be less than the par value of the stock into which such Option is exercisable. In the case of Incentive Stock Options, the Exercise Price per Share shall be determined according to Section 7(c) above.

(d)	Transfer. No Award granted hereunder shall be transferable by the Grantee other than by will or by the laws of descent and distribution. During the Grantee’s lifetime, Awards may be exercised only by the Grantee or his guardian or legal representative. Award Shares acquired upon exercise of the Awards shall be subject to such restrictions on transfer as are generally applicable to holders of Common Stock of the Company in accordance with the Company’s By Laws and Certificate of Incorporation. Without derogating from any other provision in this Plan, it is expressly clarified that no transfer of Award Shares shall become effective unless the Grantee has delivered to the Company a written notice thereof, together with a confirmation in writing by any transferee of the Award Shares that it is bound by all terms and conditions of this Plan and the Award Agreement. In case of transfer of the Award Shares after the death of the Grantee, the transfer shall become effective only after the transferee delivers such a written confirmation. Section 102 Awards and the holders thereof shall be subject to Section 102 in the event the Awards are transferred to someone other than the original grantee. Furthermore, Section 102 Awards cannot be pledged, borrowed against or made subject to a lien.

9.	CONDITIONS UPON ISSUANCE OF AWARD SHARES

(a)	Legal Compliance. Award Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award, the method of payment and the issuance and delivery of such Award Shares complies with Applicable Laws and shall be subject to the approval of counsel of the Company with respect to such compliance.

(b)	Investment Representations. As a condition to the exercise of an Award, the Administrator may require the person exercising such Award to represent and warrant at the time of any such exercise that the Award Shares are being purchased only for his own account and for investment purposes, and without any present intention to sell or distribute such Award Shares, as well as any other representation as recommended by Company counsel and approved by the Administrator, if, in the opinion of counsel for the Company, such a representation is in the best interests of the Company.

10.	METHOD OF EXERCISE

(a)	Delivery of Notice. Subject to the Vesting Schedule, and subject to the conditions determined by the Administrator as set forth in the applicable Award Agreement, any Award granted under the Plan may be exercised by the Grantee by delivering to the Company on any business day (prior to expiration of the Exercise Period) a written notice stating the number of Award Shares the Grantee then desires to purchase.

(b)	Procedure for Exercise; Rights as a Shareholder. Any Award granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and/or set forth in the Award Agreement. With respect to an Employee Grantee and unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be tolled during any unpaid leave of absence other than such leave which according to the law does not impair employment continuity.

An Award shall be deemed exercised only when the Company receives: (i) written notice of exercise (in accordance with the Award Agreement) from the Grantee entitled to exercise the Award, and (ii) full payment for the Award Shares with respect to which the Award is exercised. Award Shares issued upon exercise of an Award shall be issued in the name of the Grantee or in the name of the Trustee in the case of 102 Trustee Stock Options. Until the Award Shares are issued (as evidenced by the appropriate entry in the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Award Shares, notwithstanding the exercise of the Award. To avoid doubt, until the Award Shares are issued, such Grantee shall not have any right as a shareholder, including the right to vote at any meeting of the shareholders of the Company, nor shall the Grantees be deemed to be a class of shareholders or creditors of the Company. Upon the exercise of an Award, the Company shall issue (or cause to be issued) such Award Shares promptly (up to 30 days) after the Award is exercised. If any law or regulation requires the Company to take any action with respect to the Award Shares specified in such notice before the issuance thereof, then the date of their issuance shall be delayed for the period necessary to take such action.

Exercise of an Award in any manner shall result in a decrease in the number of Award Shares thereafter available, for delivery under the Award, by the number of Award Shares as to which the Award is exercised.

(c)	Termination of Relationship with an Employee. Except as provided in this subsection and subsections (d) through (h), an Award may not be exercised following termination of a Grantee’s Continuous Service Status. Unless otherwise determined by the Administrator, if, on the date of termination, the Grantee is not vested as to his or her entire Award, the unvested portion shall not be exercisable and the Award Shares covered by the unvested portion of the Awards shall revert to the Plan.

(d)	Dismissal. In case of dismissal of an Employee, such Employee Grantee will be eligible to exercise any vested Award within 90 days of the date of termination (but in no event later than the expiration date of the term of such Award as set forth in Section 8 or in the Award Agreement). Additionally, the Administrator shall have the right, in its discretion, as long as the Employee was not dismissed for Cause, to accelerate any portion of the Grantee’s unvested Awards, as per Section 5(b)(vi) hereof. The Board, considering the recommendations made by the Chairman of the Board and the CEO, is authorized to approve the exercise of additional unvested Options. If, after termination, the Grantee does not exercise within the time specified by the Award Agreement, the Plan or the Administrator the portion of his or her Award that had vested, the vested portion of the Award shall terminate, and the Award Shares covered by such portion shall revert to the Plan.

(e)	Dismissal for Cause. In the event of termination of relationship with the Service Provider for Cause, the Service Provider’s right to exercise unvested and/or vested Awards shall terminate immediately upon such termination, and all such Awards shall be forfeited without any payment being due. In addition, the Purchaser will be entitled to repurchase, within twelve (12) months of such termination, any or all of the Award Shares resulting from the exercise of any Awards exercised prior to the date of the repurchase. The price paid for each Award Share will be determined by the Administrator, in its sole discretion, but shall not be less than the par value of the Share.

(f)	Disability of an Employee Grantee. If an Employee Grantee ceases to be an Employee as a result of a physical or mental impairment, which has lasted or is expected to last for a continuous period of not less than twelve months and which causes the Grantee’s total and permanent disability to engage in any substantial gainful activity (a “Disability”), the Grantee may exercise his or her Awards within six (6) months of the date of termination, to the extent the Award is vested on the date of termination, but in no event later than the expiration date of the term of such Awards as set forth in Section 8 or in the Award Agreement. In addition, the Administrator shall have the right, in its discretion, to accelerate any portion of the disabled Grantee’s unvested Awards, as per Section 5(b)(vi) hereof. If, after termination, the Awards are not exercised within the time specified herein, the Award shall terminate, and the Award Shares covered by such Award shall revert to the Plan.

(g)	Death of an Employee Grantee. If an Employee Grantee dies while considered an Employee, the vested Awards and the Awards included in the next installment which have not yet vested, may be exercised within such period of time as is specified in the Award Agreement (such period to be at least six (6) months but in no event later than the expiration date of the term of such Awards as set forth in Section 8 or in the Award Agreement) by the Grantee’s estate or by a person who acquires the right to exercise the Award by bequest or inheritance. In the absence of a specified time in the Award Agreement, the Award shall remain exercisable for twelve (12) months following the Grantee’s death, unless otherwise extended by the Administrator. If the Award is not so exercised within the time specified herein, the Award shall terminate, and the Award Shares covered by such Award shall revert to the Plan.

(h)	Retirement of an Employee Grantee. In the event of an Employee Grantee’s retirement, at the age of at least 60 years, he/she will be eligible to exercise, within six (6) months of such retirement (but in no event later than the expiration date of the term of such Award as set forth in Section 8 or in the Award Agreement), any vested Awards. Additionally, the Administrator shall have the right, in its discretion, to accelerate any portion of the retiring Grantee’s unvested Awards, as per Section 5(b)(vi) hereof.

(i)	Clauses (e) through (h) of this Section 10 shall be subject to applicable limitations under Section 102 with respect to Section 102 Awards.

11.	PAYMENT OF EXERCISE PRICE

(a)	Payment. Payment for the Award Shares purchased pursuant to the exercise of an Option may be made in such form as shall be acceptable to the Administrator in its sole discretion and may consist entirely of (1) cash; (2) check; (3) subject to any requirements of the Applicable Laws, delivery of Grantee’s promissory note having such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate after taking into account the potential accounting consequences of permitting a Grantee to deliver a promissory note; (4) cancellation of indebtedness; (5) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Grantee for more than six months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (6) if, as of the date of exercise of an Option the Company then is permitting employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes; or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise. Furthermore, with respect to Trustee Stock Options, the Trustee may refuse to accept payment of the Exercise Price in any form other than cash if the Trustee considers in its reasonable discretion that acceptance of another form of consideration is likely to result in a withholding tax liability.

(b)	Use of Proceeds. The proceeds received by the Company from the issuance of Award Shares subject to the Awards will be added to the general funds of the Company and used for its corporate purposes.

12.	INCENTIVE STOCK OPTIONS.

Options granted pursuant to this Section (12) are intended to constitute Incentive Stock Options and shall be granted subject to both the following special terms and conditions as well as other provisions of the Plan, except for said provisions of the Plan applying solely to Options under a different tax law or regulation:

(a)	VALUE OF SHARES. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Award Shares with respect to which Incentive Stock Options granted under this Plan and all other plans of any Subsidiary become exercisable for the first time by each Grantee during any calendar year shall not exceed one hundred thousand United States dollars ($100,000) with respect to such Grantee. To the extent that the aggregate Fair Market Value of Shares with respect to which the Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year exceeds one hundred thousand United States dollars ($100,000), such Options shall be treated as Nonqualified Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted, with the Fair Market Value of any Share to be determined at the time of the grant of the Option. In the event the foregoing results in the portion of an Incentive Stock Option exceeding the one hundred thousand United States dollars ($100,000) limitation, only such excess shall be treated as a Nonqualified Stock Option.

(b)	TEN PERCENT SHAREHOLDER. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, (i) the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant of such Incentive Stock Option, and (ii) the Exercise Period shall not exceed five (5) years from the date of grant of such Incentive Stock Options.

(c)	ELIGIBLE EMPLOYEES. Incentive Stock Options may only be granted to Employee Grantees of the issuing corporation or its subsidiaries. Incentive Stock Options may not be granted to any member of the Board in that capacity.

(d)	APPROVAL. The grant of Incentive Stock Options shall require the approval of the Company’s shareholders, such approval to be provided 12 months before or after the date this Plan is adopted.

(e)

INCENTIVE STOCK OPTIONS LOCK-UP PERIOD. No disposition of Award Shares, received pursuant to the exercise of Incentive Stock Options, shall be made by the Grantee within 2 years from the Effective Date nor within 1 year after the transfer of such Award Shares to him/her. To the extent that the Grantee will violate the aforementioned limitations, the Incentive Stock Options shall be deemed to be Nonqualified Stock Options.

(f)	Without derogating from Subsections 10(c) through 10(h), Incentive Stock Options that are not Exercised within ninety days following termination of Grantee’s employment in the Company or its Subsidiaries, or within one year in case of termination of Grantee’s employment in the Company or its Subsidiaries due to a disability (within the meaning of section 22(e)(3) of the Code) shall be deemed to be Nonqualified Stock Options.

13.	NONQUALIFIED STOCK OPTIONS.

Awards granted pursuant to this Section 13 are intended to constitute Nonqualified Stock Options and shall be subject to the general terms and conditions specified in the Plan, except for said provisions of the Plan applying solely to Options under a different tax law or regulation.

14.	TRUSTEE STOCK OPTIONS.

(a)	Options granted pursuant to this Section 14 are intended to constitute Trustee Stock Options and subject to Section 102 of the Ordinance, the general terms and conditions specified in the Plan, except for said provisions of the Plan applying solely to Awards under a different tax law or regulation, shall apply to them.

(b)	The Company may choose between granting 102 Capital Gain Stock Options and 102 Ordinary Income Stock Options (the “Choice”). The Company can change such Choice only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Choice. Until the Choice is changed, all Trustee Stock Options shall be made according to the Choice.

(c)	Anything herein to the contrary notwithstanding, all Trustee Stock Options granted under this Plan shall be granted by the Company to a Trustee designated by the Administrator and the Trustee shall hold each such Award and the Award Shares issued upon exercise thereof in trust for the benefit of the Grantee in respect of whom such Award was granted. All certificates representing Award Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Award Shares are released from the trust. With regard to 102 Capital Gain Stock Options and 102 Ordinary Income Stock Options, the Awards or the Award Shares and all rights related to them, including bonus shares, will be held by the Trustee for the period required under Section 102 or a shorter period as approved by the tax authorities (the “Lock-up Period”), under the terms set in Section 102.

(d)	In accordance with Section 102, the Grantee is prohibited from selling the Awards or the Awards Shares, until the end of the Lock-up Period.

(e)	Anything to the contrary herein notwithstanding, the Trustee shall not release any Awards which were not already exercised into Award Shares by the Grantee nor release any Award Shares issued upon exercise of the Award, prior to the full payment of the Exercise Price and Grantee’s tax liability arising from Options which were granted to him and/or Shares issued upon exercise of such Trustee Stock Options. Prior to receipt of the Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Option granted or Share issued to him thereunder. Any bonus shares, options or any other rights received an account of a Section 102 Award shall be subject to this Section 14(e).

(f)	Trustee Stock Options may only be granted to Employees of the issuing corporation or its subsidiaries (subject to approval by the tax authorities).

(g)	A recipient of Trustee Stock Options shall be required to (i) provide such declarations as shall be demanded by the Trustee, including, inter alia, (a) that he is not a “controlling party,” as defined in Section 32(9) of the Ordinance, prior to and after the issuance of the Trustee Stock Options, (b) that he is a resident of Israel and will report to the Trustee any change in residence, and (c) that he is aware of the provisions of Section 102 and of the type of options granted to him, and (ii) undertake not to sell the Options or the Award Shares issued to the Trustee with respect thereto during the applicable “Lock-up Period.”

15.	NON TRUSTEE 102 STOCK OPTIONS

(a)	Options granted pursuant to this Section 15 are intended to constitute Non Trustee 102 Stock Options and shall be subject to the general terms and conditions specified in the Plan, except for said provisions of the Plan applying solely to Awards under a different tax law or regulations.

(b)	Non Trustee 102 Stock Options may only be granted to Employees.

(c)	The Non Trustee 102 Stock Options which shall be granted pursuant to the Plan may be issued to a trustee appointed by the Administrator.

(d)	If the Grantee’s employment with the Company is terminated for any reason, the Grantee will be obligated to provide the Company, to its satisfaction and subject to its sole discretion, with a security or guarantee to cover any future tax obligation resulting from the disposition of the Awards or the Award Shares.

16.	3(9) STOCK OPTIONS.

(a)	Options granted pursuant to this Section 16 are intended to constitute 3(9) Stock Options and shall be subject to the general terms and conditions specified in the Plan, except for said provisions of the Plan applying solely to Awards under a different tax law or regulation.

(b)	3(9) Stock Options may only be granted to Israeli Service Providers who are not Employees.

(c)	The 3(9) Stock Options which shall be granted pursuant to the Plan may be issued to a trustee nominated by the Committee.

17.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER

(a)	Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Award Shares covered by or underlying each outstanding Award and the number of Award Shares which have been authorized for issuance under the Plan but as to which no Awards have been granted or which have been returned to the Plan upon cancellation or expiration of Award(s), as well as the Exercise Price per Share of each such outstanding Award shall be appropriately adjusted for any increase or decrease in the number of issued Award Shares resulting from a share split, reverse share split, share dividend, recapitalization, combination or reclassification of the Shares, rights issues or any other increase or decrease in the number of issued Shares, in each case effected without the need for receipt of additional consideration by the Company from the Grantee; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Award Shares subject to an Award.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Grantee as soon as practicable prior to the effective date of such proposed transaction. The Grantee will have the right to exercise his or her Awards until ten (10) days prior to such transaction as to all of the Award Shares, including Award Shares which would not otherwise be vested at such time. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action, unless otherwise determined by the Administrator.

(c)	Merger or Acquisition. In the event of a Merger or Acquisition, each outstanding Award shall be assumed or an equivalent Award substituted by the successor company or a parent or Subsidiaries of the successor company. In the case of such assumption and/or substitution of shares and/or Options, appropriate adjustments shall be made in the Exercise Price to reflect such action, and all other terms and conditions of the Award Agreements, such as the vesting dates, shall remain in force as will be determined by the Board whose determination shall be final. In the event that the successor company refuses to assume or substitute for the Award, the Grantee shall retain the right to exercise vested Awards, and the Administrator shall notify the Grantee in writing that such Awards shall be exercisable for a period not less than (15) days from the date of such notice, and the Awards shall terminate upon the expiration of such period. Should a Merger or Acquisition occur within one year of the Effective Date, such Grantee shall be eligible to exercise a proportion of such Awards as determined by the Administrator, regarding which the Administrator shall issue a similar notice with a 15-day period for exercise.

The Administrator shall determine, in its discretion, the proper exchange ratio of the Awards and the fair value of such Awards for purpose of such substitution, shall be authorized to accelerate the vesting date of any or all Awards and to make all necessary adjustments in the terms of the Awards, and the substituted Awards (including, without limitation, adjustments in the Exercise Price) that are fair under the circumstances.

For the purposes of this Section 17(c), Awards shall be considered assumed if, following the Merger or Acquisition, the Award (or substitute Award) confers upon the Grantee the right to purchase or receive, for each Share of Award Shares for which the Award was exercisable immediately prior to the Merger or Acquisition, the pro rata consideration (whether shares, stock options, cash, or other securities or property) received in the Merger or Acquisition by holders of Shares for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Merger or Acquisition is not solely shares of common stock (or their equivalent) of the successor company or its parent, the Administrator may, with the consent of the successor company, provide for the consideration to be received upon the exercise of the Award, for each Share of Award Shares, to be solely common shares (or their equivalent) of the successor company or its parent equal in fair market value to the per share consideration received by holders of a majority of the outstanding shares in the Merger or Acquisition, and provided further that the Administrator may determine, in its sole discretion, that in lieu of such assumption or substitution of Awards for awards by the acquiring corporation or its parent or Subsidiaries, such Awards will be substituted for by any other type of asset or property including cash which is fair under the circumstances.

(d)	Bring-Along – Award Shares acquired upon exercise of the Awards may be subject to “bring-along” provisions in the Company’s by-laws, Certificate of Incorporation, and/or other agreements signed by the Company, as such documents and/or provisions may be amended or changed from time to time. In the event that the Award Shares acquired upon exercise of the Awards are not subject to “bring-along” provisions in the Company’s by-laws or other agreements signed by the Company, then at any time prior to the Company’s IPO, in the event that (i) at least one bona fide offer is made by a third party (“Offeror”) to purchase Shares comprising at least eighty percent 80% of the Company’s issued and outstanding common stock on an as-converted to common stock basis (the “Threshold Percentage”), (ii) such sale is conditioned upon the sale of Shares of the Company at the Threshold Percentage, and (iii) all of the shareholders which hold at least 66% of the issued shares, with the exception of the Grantees under this Plan (the “Proposing Shareholders”) propose to sell all of their Shares to such Offeror, then all of the Grantees shall be required, if so demanded by the Proposing Shareholders, to sell all Award Shares acquired by the Grantees pursuant to this Plan to such Offeror at the same price and under the same terms and conditions as in the offer made to the Proposing Shareholders. Should the Offeror purchase less than 100% of the Company’s Shares, the number of Shares purchased by the Offeror in excess of those sold by the Proposing Shareholders would be divided proportionally between the Grantees.

In the event that the Threshold Percentage is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of Award Shares by the Grantee other than in connection with the proposed acquisition shall be absolutely prohibited and of no effect.

18.	AMENDMENT AND TERMINATION OF THE PLAN

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)	Shareholder Approval. The Board shall obtain shareholder approval of any amendment to the Plan to the extent necessary to comply with Applicable Laws.

(c)

Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall be made if the Administrator determines, at its discretion, that it will impair the legitimate rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company. Notwithstanding the foregoing, the Board may exercise its authority under Section 17 without the consent of Grantees. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.	INABILITY TO OBTAIN AUTHORITY

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Award Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Award Shares as to which such requisite authority shall not have been obtained.

20.	RESERVATION OF SHARES

The Company, during the term of this Plan, shall at all times reserve and keep available and authorized for issuance such number of Award Shares as shall be sufficient to satisfy the requirements of the Plan.

21.	GOVERNING LAW

Subject to Section 2 with regard to the implementation of Applicable Laws, the Plan and all instruments issued thereunder or in connection therewith (for the purposes of this Section: the “Plan and Instruments”) shall be governed by, interpreted, construed and enforced in accordance with: the internal laws of the State of New York (or the federal laws of the United States to the extent that such law is preempted by federal law), for the provisions and operation of the Plan relating to the “American Instruments” (the instruments granted as Incentive Stock Options and/or Nonqualified Stock Options), or, the internal laws of the State of Israel, for the provisions and operation of the Plan relating to all other instruments granted under this Plan.

22.	JURISDICTION

Any disputes arising out of the American Instruments shall be resolved exclusively by the appropriate court in the state of New York and any disputes arising out of any other instruments shall be resolved exclusively by the appropriate court in Tel-Aviv.

23.	TAX CONSEQUENCES

If the Administrator shall so require, as a condition of exercise of an Award, upon the release of Shares by the Trustee or the expiration of the Lock-up Period (each a “Tax Event”), each Grantee shall agree that, no later than the date of the Tax Event, he will pay to the Company or make arrangements satisfactory to the Administrator and the Trustee (where relevant) regarding payment of any applicable taxes of any kind required by law to be withheld or paid upon the Tax Event. To the extent approved by the Administrator and permitted by law, a withholding obligation may be satisfied by the withholding of delivery of Shares.

ALL TAX CONSEQUENCES WHICH MAY ARISE UNDER ANY APPLICABLE LAW FROM THE GRANT OF ANY AWARDS, OR IN THE CASE OF AN OPTION, FROM ITS EXERCISE, FROM THE SALE OR DISPOSITION OF THE SHARES OR FROM ANY OTHER ACT OF THE GRANTEE IN CONNECTION WITH THE FOREGOING ,SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON.

With respect to Trustee Stock Options, the Trustee shall hold such Trustee Stock Options throughout their existence, and shall hold the Award Shares until the earlier of their sale and payment of all applicable taxes by the Grantees but in no event shall the Trustee release the Award Shares before the Lock-Up Period has elapsed. While holding the Award Shares, the Trustee will be responsible for transferring to the Grantees any notice provided by the Company to its shareholders. Subject to fulfillment of all their obligations and to the Proxy, Grantees will be entitled to instruct the Trustee to act on their behalf in utilizing the rights of their Award Shares and the Trustee shall be obligated thereto.

24.	PROVISIONS FOR FOREIGN PARTICIPANTS

The Board may, without amending the Plan, modify Awards granted to participants who are foreign nationals or employed outside the United States or Israel to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

25.	NON-EXCLUSIVITY OF PLAN

This Plan shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.	CODE SECTION 409A.

Under Code Section 409A, an Option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Participant prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the Grantee. Grantee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Grantee agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Grantee shall be solely responsible for Grantee’s costs related to such a determination.

AMENDMENT NO. 1

TO

VRINGO, INC.

AMENDED AND RESTATED 2006 STOCK OPTION PLAN

Pursuant to Section 5(b)(vi) of the Amended and Restated 2006 Stock Option Plan (the “Plan”) of Vringo, Inc. (the “Company”), the Board of Directors of the Company has duly adopted a resolution, ratified by stockholders owning a majority of the outstanding capital stock of the Company entitled to vote, approving this Amendment No. 1 to the Plan to increase the total number of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) reserved and available for issuance under the Plan as follows:

Section 4(a) of the Plan is hereby amended to read in its entirety as follows:

“(a) Awards may be granted under the Plan, subject to the provisions of Section 17(a) hereof, for up to an aggregate of 14,139,342 Award Shares. The Award Shares may be authorized, but unissued, or reacquired Common Stock. The Awards may be granted at any time, prior to the expiration of the Plan according to Section 8(a).”

All other terms and provisions of the Plan shall remain unchanged and in full force and effect as written.

A majority in voting interest of stockholders of the Company duly approved this Amendment No. 1 to the Plan by written consent.

IN WITNESS WHEREOF, this Amendment No. 1 is made effective this 27th day of January, 2010.

VRINGO, INC.

By:	/s/ Jonathan Medved
Name:	Jonathan Medved
Title:	Chief Executive Officer